Exhibit 10.2

Stock Appreciation Rights Agreement
(Stock Settled)

This STOCK APPRECIATION RIGHTS AGREEMENT (this “SAR Agreement”), dated as of %%OPTION_DATE,’MM/DD/YYYY’%-% (the “Grant Date”), is between ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), and %%FIRST_NAME%-% %%LAST_NAME%-% (the “Participant”), relating to a stock appreciation right granted under the Zebra Technologies Corporation 2018 Long-Term Incentive Plan, as amended (the “Plan”). Capitalized terms used in this SAR Agreement without definitions shall have the meanings ascribed to such terms in the Plan.
1.Grant of Stock Appreciation Right.
(a)Grant. Subject to the provisions of this SAR Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date a stock appreciation right (the “SAR”) covering %%TOTAL_SHARES_GRANTED,’999,999,999’%-% shares (the “SAR Shares”) of the Company’s Class A Common Stock, $0.01 par value per share (the “Stock”), at a price of %%OPTION_PRICE,’$999,999,999.99’%- per share (the “SAR Price”). The SAR is not issued in tandem with an Option. This SAR Agreement shall be null and void unless the Participant accepts this SAR Agreement by either (i) electronically accepting this SAR Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or (ii) executing this SAR Agreement in the space provided below and returning it to the Company, in each case not later than June 18, 2020.
(b)Term of the SAR. Unless the SAR terminates earlier pursuant to other provisions of the SAR Agreement, the SAR shall expire at 5:00 p.m., Central Time, on the seventh (7th) anniversary of the Grant Date (the “Expiration Date”).
(c)Non-transferability. The SAR shall be nontransferable, except by will or the laws of descent and distribution, or as otherwise permitted under the Plan.
2.Vesting of the SAR.
(a)General Vesting Rule. Prior to the Expiration Date, the SAR shall become and be exercisable as follows:

Vesting Date Anniversary	Percentage of SAR Exercisable
Prior to the first anniversary of the Grant Date	0%
On and after the first anniversary of the Grant Date	25%
On and after the second anniversary of the Grant Date, an additional	25%
On and after the third anniversary of the Grant Date, an additional	25%
On and after the fourth anniversary of the Grant Date, an additional	25%

provided, however, except as otherwise provided for under this SAR Agreement, the Participant must remain employed by the Company or any Subsidiary continuously through the applicable vesting dates.
(b)Additional Vesting Rules. Notwithstanding Section 2(a), the SAR shall be subject to the following additional vesting rules in the following circumstances:
(i)Death or Disability. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to Participant’s death or Disability, any unvested portion of the SAR as of the effective date of the Participant’s termination of employment shall immediately become fully vested and exercisable as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment and, together with any unexercised vested portion of the SAR, shall remain exercisable until the earlier of:
(a)5:00 p.m., Central Time, on the Expiration Date; or
(b)5:00 p.m., Central Time, on the date that is one (1) year after the effective date of the Participant’s termination of employment due to the Participant’s death or Disability.
In the event of the Participant’s death, the Participant’s beneficiary or estate may exercise all or any portion of the vested SAR. For purposes of this SAR Agreement, “Disability” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not a party to such an agreement, “Disability” has the meaning ascribed to such term in the Plan.
(ii) Retirement or Termination by the Company or any Subsidiary other than for Cause. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated due to Participant’s Retirement, or by the Company and/or any Subsidiary other than for Cause, the number of SAR Shares that shall be vested and exercisable as of 5:00 p.m., Central Time, on the effective date of the Participant’s termination of employment shall equal the number obtained by (A) multiplying the total number of SAR Shares granted as of the Grant Date under Section 1(a) by a fraction, the numerator of which is the number of days from but excluding the Grant Date and to and including the effective date of the Participant’s termination of employment, and the denominator of which is 1,461 and (B) subtracting from such product the number, if any, of SAR Shares that vested in accordance with Section 2(a) and became exercisable prior to the effective date of the Participant’s termination of employment. Any unexercised vested portion of the SAR shall remain exercisable until the earlier of:
(A)5:00 p.m., Central Time, on the Expiration Date; or
(B)5:00 p.m., Central Time, on the date that is one (1) year after the effective date of the Participant’s termination of employment due to Retirement; or

(C)5:00 p.m., Central Time, on the date that is ninety (90) days after the effective date of the Participant’s termination of employment by the Company and/or any Subsidiary other than for Cause.
For purposes of this SAR Agreement, “Retirement” means the Participant’s voluntary termination of employment with the Company and/or any Subsidiary which meets or exceeds the Rule of 65. The “Rule of 65” means the sum of the Participant’s age (in years) and years of continuous service with the Company (including its predecessors) equals or exceeds sixty-five (65), provided that the Participant must meet both a minimum age of 55 and a minimum of five years of continuous service. For purposes of determining Rule of 65, years of age and service equal full years and full completed months; and “Cause” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not a party to such an agreement, “Cause” has the meaning, as determined by the Company in its sole discretion, set forth in the Plan.
(iii)Termination for Cause; Breach of Restrictive Covenant. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for Cause or the Participant breaches any of the Restrictive Covenants (as defined in Section 6), any unexercised SAR, whether vested or not, shall expire as of the date of the event giving rise to the termination for Cause, be forfeited, and be considered null and void.
(iv)Other Termination of Employment. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated for any reason other than as provided in Section 2(b)(i), (ii) or (iii), any unexercised vested portion of the SAR as of the effective date of the Participant’s termination of employment shall remain exercisable until the earliest of:
(A)5:00 p.m., Central Time, on the Expiration Date; or
(B)5:00 p.m., Central Time, on the date that is ninety (90) days after the effective date of the Participant’s termination of employment.
3.Exercise of SAR.
(a)Notice of Exercise. Prior to the Expiration Date, the vested portion of the SAR may be exercised, in whole or in part, by delivering written notice to the Company in accordance with Section 8(i) and in such form as the Company may require from time to time. Such notice of exercise shall specify the number of SAR Shares to be exercised.
(b)Payment. As of the date of exercise of the SAR, the Company shall settle the exercised portion of the SAR as provided in Section 6.6 of the Plan. The amount of the payment for each SAR Share exercised shall equal (i) the Fair Market Value of a share of Stock on the date of exercise, less (ii) the SAR Price for each such exercised SAR Share. The exercised SAR shall be settled in whole shares of Stock, and cash for the value of a fractional share of Stock.
(c)Payment of Taxes. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the SAR, the Participant shall be required to pay such amount to the Company, as provided in Section 9.10 of the Plan. Alternatively, subject to Company approval, the Participant may elect to withhold a portion of the SAR exercise payment equal to the statutory tax that would be imposed on the exercise, as provided under Section 9.10 of the Plan. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the grant of the SAR and its exercise.
(d)Death Prior to Exercise. In the event of the Participant’s death prior to the exercise of any vested portion of the SAR, the Participant’s beneficiary or estate may exercise the vested SAR.
4.Compliance with Federal and State Law and Company Policy. The Company reserves the right to delay the Participant’s exercise of any portion of the SAR if the Company’s issuance of Stock upon such exercise would violate any applicable federal or state securities laws or any other applicable laws or regulations or Company policy related to insider trading. The Participant may not sell or otherwise dispose of any portion of the SAR or any Stock in violation of any applicable law or Company policy related to insider trading. The Company may postpone issuing and delivering any Stock in payment for the exercise of any portion of the SAR for so long as the Company reasonably determines to be necessary to satisfy the following:
(i)its completing or amending any securities registration or qualification of the Stock or it or the Participant satisfying any exemption from registration under any federal, state or other law, rule or regulation;
(ii)its receiving proof it considers satisfactory that a person seeking to exercise the SAR after the Participant’s death is entitled to do so; and
(iii)the Participant complying with any federal, state or other tax withholding obligations.
5.Change in Control. Subject to Section 9.8 of the Plan:
(a)Notwithstanding any provision in this Agreement, in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (and disregarding the payment of cash in lieu of fractional shares) and (ii) this SAR Agreement is assumed or provision is made for the continuation of this SAR Agreement, then subject to Section 4.3 of the Plan, this SAR Agreement shall continue in accordance with its terms, and there shall be substituted for each SAR Share then subject to this SAR Agreement, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control. In the event of any such substitution, the SAR Price shall be appropriately adjusted by the Board or Compensation Committee (whose determination shall be final, binding and conclusive), such adjustments to be made without an increase in the aggregate SAR Price. In the event the Participant’s employment with the Company and/or any Subsidiary is terminated by the Participant for Good Reason or by Zebra or any Subsidiary other than for Cause on or after the date of such Change in Control, then any unvested portion of the SAR as of the effective date of the Participant’s termination of employment shall immediately become fully vested and exercisable and, together with any unexercised vested portion of the SAR, shall remain exercisable until the earlier of:
(i)5:00 p.m., Central Time, on the Expiration Date; or
(ii)5:00 p.m., Central Time, on the date that is ninety (90) days after the effective date of the Participant’s termination of employment.
For purposes of this SAR Agreement, “Good Reason” has the meaning set forth in the employment agreement, if any, between the Company and/or any Subsidiary and the Participant or, if the Participant is not a party to such an agreement, “Good Reason” has the meaning set forth in the Plan.
(b)Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control pursuant to Section 2.5(a) or (b) of the Plan, or in the event of a Change in Control pursuant to Section 2.5(c) or (d) of the Plan as to which Section 5(a) above does not apply, this SAR Agreement shall be surrendered to the Company by the Participant, and this SAR Agreement shall immediately be canceled by the Company, and the Participant shall receive, within ten (10) days following the effective date of the Change in Control, a cash payment from the Company in an amount equal to the number of SAR Shares then subject to this SAR, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (ii) the Fair Market Value of a Share on the effective date of the Change in Control, over the SAR Price.
6.Confidentiality, Non-Solicitation and Non-Compete.
The Participant agrees, understands, and acknowledges that by executing this SAR Agreement, the Participant shall be bound by, and shall abide by the restrictive covenants set forth in Exhibit A of this SAR Agreement (the “Restrictive Covenants”). The Participant further agrees, understands and acknowledges that the scope and duration of the Restrictive Covenants contained in this SAR Agreement are reasonable and necessary to protect a legitimate, protectable interest of the Company and its Subsidiaries, and that the Compensation Committee, in its sole discretion, may require the Participant, as a condition to the exercise of this SAR, to acknowledge in writing that the Participant has not engaged, and is not in the process of engaging, in any of the activities described in this Section 6.
7.Right of Setoff; Recoupment.
(a)Right of Setoff. The Company or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Code Section 409A, deduct from and set off against any amounts the Company or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with this SAR Agreement, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or a Subsidiary, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.  By accepting any SAR granted hereunder, the Participant agrees to any deduction or setoff under this Section 7(a).

(b)Termination of the SAR; Recoupment. Any SAR granted under this SAR Agreement (including any proceeds, amounts or benefits arising from such SARs), regardless of whether such SARs are otherwise vested, shall terminate automatically and be subject to clawback and recoupment on the date the Participant violates a Restrictive Covenant or commits an act of theft, embezzlement of funds or fraud involving money or property of the Company or any Subsidiary. Any outstanding, unexercised SARs, whether vested or unvested, shall terminate automatically as of the date of such violation of a Restrictive Covenant or commission of an act of theft, embezzlement or fraud and the Participant shall forfeit such SARs. With respect to any SARs that were exercised within the one-year period prior to the date of such violation of any Restrictive Covenant or commission of an act of theft, embezzlement or fraud, the Participant shall pay the Company, within forty five (45) calendar days of receipt by the Participant of a written demand therefor, or pursuant to such other time frame as the Company, in its sole discretion, agrees to in writing with the Participant, an amount in cash determined by multiplying the number of Shares as to which the SAR was exercised by the difference between (i) the Fair Market Value of a Share on the date of such exercise and (ii) the SAR Price per SAR (without reduction for any Shares withheld by the Company pursuant to Section 3(a)). To the extent Participant does not pay within such forty-five (45) calendar day period, Participant shall pay to the Company interest on all unpaid amounts at the lower of eighteen percent (18%) per year or the highest rate allowed by applicable law, which interest shall become immediately due and payable.
(c)Injunctive Action. The Participant acknowledges that if he or she violates the terms of Sections 6 or 7, the injury that would be suffered by the Company and/or a Subsidiary as a result of a breach of the provisions of this SAR Agreement (including any Restrictive Covenant described in Section 6 or provision of Section 7(b)) would be irreparable and that an award of monetary damages to the Company and/or a Subsidiary for such a breach would be an inadequate remedy. Consequently, the Company and/or a Subsidiary will have the right, in addition to any other rights it may have, including the right to forfeiture and clawback under this SAR Agreement, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this SAR Agreement, and the Company and/or Subsidiary will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s or Subsidiary’s rights under this Section 7 or any other remedies of the Company or a Subsidiary, if the Participant breaches any Restrictive Covenant described in Section 6 or the provisions of Section 7(b), the Company will have the right to cancel this SAR Agreement.
(d)Attorneys’ Fees. In addition to the rights available to the Company and its Subsidiaries under Sections 7(b) and 7(c), if the Participant violates the terms of Sections 6 or 7 at any time, the Company shall be entitled to reimbursement from the Participant of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company or any Subsidiary in enforcing the Company’s or a Subsidiary’s rights under this Section 7. In addition to any injunctive relief sought under Section 7(c) and whether or not the Company or any Subsidiary elects to make any set-off in whole or in part, if the Company or any Subsidiary does not recover by means of set-off the full amount the Participant owes to the Company or any Subsidiary, calculated as set forth in this Section 7(d), the Participant agrees to immediately pay the unpaid balance to the Company or any Subsidiary.
(e)Clawback Policy; Recoupment. Notwithstanding any other provision of this SAR Agreement, any SAR granted under this SAR Agreement (including any amounts or benefits arising from such SARs) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s clawback policy, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy or any similar policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. The Company’s rights under the Policy shall be in addition to, and not in substitution of, the Company’s rights under this SAR Agreement or otherwise and, in all events, the terms of the Policy shall prevail to the extent that the terms of the Policy conflict with this SAR Agreement or any other plan, program, agreement or arrangement.
8.Miscellaneous Provisions.
(a)No Service or Employment Rights. No provision of this SAR Agreement or of the SAR granted hereunder shall give the Participant any right to continue in the service or employ of the Company or any Subsidiary, create any inference as to the length of employment or service of the Participant, affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Subsidiary.
(b)Stockholder Rights. Until the SAR shall have been duly exercised and Stock has been officially recorded as issued on the Company’s official stockholder records, no person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of such Stock, and adjustments for dividends or otherwise shall be made only if the record date thereof is subsequent to the date such shares are recorded and after the date of exercise and without duplication of any adjustment.
(c)Plan Document Governs. The SAR is granted pursuant to the Plan, and the SAR and this SAR Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this SAR Agreement by reference or are expressly cited. Any inconsistency between the SAR Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.
(d)Administration. This SAR Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee may adopt for administration of the Plan. It is expressly understood that the Compensation

Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this SAR Agreement, all of which shall be binding upon the Participant.
(e)No Vested Right in Future Awards. The Participant acknowledges and agrees (by accepting or executing this SAR Agreement) that the granting of the SAR under this SAR Agreement is made on a fully discretionary basis by the Company and that this SAR Agreement does not lead to a vested right to further SAR or other awards in the future.
(f)Use of Personal Data. By accepting or executing this SAR Agreement, the Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past Awards and current Awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company or its Subsidiaries may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.
(g)Severability. If a provision of this SAR Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by law) or disregarding it (if not), and that shall not affect the validity or enforceability in that jurisdiction of any other provision of this SAR Agreement; or the validity or enforceability in other jurisdictions of that or any other provision of this SAR Agreement.
(h)Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
(i)Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Corporate Secretary of the Company, at its then corporate headquarters, and the Participant at the Participant’s address (including any electronic mail address) as shown on the Company’s records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time. The Participant hereby consents to electronic delivery of any notices that may be made hereunder.

(j)Counterparts. This SAR Agreement may be signed in counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
(k)Successors and Assigns. This SAR Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors and no consent is required from the Participant for such assignment.
(l)Change in Position. If the Company and/or its Subsidiaries changes the Participant’s position or title with the Company and its Subsidiaries, or transfers the Participant from one affiliate to another, this SAR Agreement and my obligations hereunder will remain in force.
(m)Governing Law; Venue. This SAR Agreement, the SARs granted hereunder and any Exhibit shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any contrary conflict of laws. The parties further agree that any legal proceeding arising out of or relating to this SAR Agreement, the SARs granted hereunder and any Exhibit will be brought exclusively in any state or federal court of competent jurisdiction located within the State of Delaware and will not be commenced or maintained in any other court.
(n)Entire Agreement. This SAR Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction; provided, however, that to the extent any term of this Stock Agreement is inconsistent with the terms of any employment or similar agreement between Participant and the Company, such employment or similar agreement shall govern (so long as not in violation of the Plan).
(o)Amendment. Any amendment to this SAR Agreement shall be in writing and signed by an executive officer of the Company or the Director of Compensation and Benefits.
(p)Headings and Construction. The headings contained in this SAR Agreement are for reference purposes only and shall not affect the meaning or interpretation of this SAR Agreement. This SAR Agreement is intended to be a stock right excluded from the requirements of Code Section 409A. The terms of this SAR Agreement shall be administered and construed in a manner consistent with the intent that it be a stock right excluded from the requirements of Code Section 409A.
(q)Miscellaneous. The Participant must agree to the terms of this SAR Agreement, including the Restrictive Covenants set forth in Exhibit A to in order to receive a grant of SARs hereunder. However, the Participant’s employment is not contingent upon doing so. The Participant is free to decline receipt of the grant of SARs under this SAR Agreement, and the attending restrictions set forth in Exhibit A and to continue working for the Company. The Participant also has the right to consult with an attorney before signing this SAR Agreement. The Participant has ten (10) business days to consider the same.

        IN WITNESS WHEREOF, the Company has caused this SAR Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has electronically accepted this SAR Agreement through the Company’s electronic delivery and acceptance process operated by E*TRADE or hereunto set his or her hand, all as of the day and year first above written.

ZEBRA TECHNOLOGIES CORPORATION
By:
Name: Anders Gustafsson
Title: Chief Executive Officer